Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 13, 2021 relating to the financial statements of Ariix, Inc., appearing in the Current Report on Form 8-K/A of NewAge, Inc. filed on February 1, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Salt Lake City, Utah
February 1, 2021